News release of Moventis Capital Inc., dated February 20, 2007 regarding the financial results for the three months ended December 31, 2006.
EX-99.1

NEWS RELEASE for February 20, 2007

Contact:

Allen & Caron (investors)

Moventis Capital, Inc.

Matt Clawson

Blake Ponuick, CEO

             949-474-4300

604-535-3900

matt@allencaron.com

MOVENTIS CAPITAL REPORTS FINANCIAL RESULTS FOR FISCAL 2007 SECOND QUARTER

Includes Pro Forma Results of Initial Acquisition

VANCOUVER, BC (February 20, 2007)...  Moventis Capital, Inc. (OTCBB: MVTS), an acquisition and management company that acquires small and medium-sized private enterprises (SMEs) and provides resources and management to promote growth and enhance valuation, today announced that strong organic growth from its first acquired asset contributed to improving financial results for fiscal 2007 second quarter ended December 31, 2006.

Second-quarter revenues were $3,694,909, with EBITDA of $229,180 including stock-based compensation of $33,719. Net income for the quarter was $47,278. Second-quarter results are consolidated to include approximately five weeks of operations of PTL Electronics Ltd., the Company’s first private-company asset acquired on November 22, 2006, for $6.1 million. Comparatively, in the second-quarter of fiscal 2006, the Company was engaged in seeking acquisitions and therefore did not record any revenue and reported a net loss of $178,976.

Chief Executive Blake Ponuick commented: “During second quarter we achieved important milestones by obtaining financing for, and closing, the acquisition of PTL. We are extremely pleased with PTL’s continuing backlog of orders and could not be more pleased with the early success and performance of PTL, as it provides investors with a working blueprint of our business model and indication of the kind of returns that are possible under that model.”

For that five-week period, PTL operations contributed revenues of $3,694,909 and EBITDA of $432,623 with net income of $354,644. Ponuick added, “Compared to the $6.1 million we paid for PTL we feel this asset is an appropriate example of the undervalued, private-company growth opportunities we will continue seeking.”

Ponuick also stated that from an operational standpoint, management plans to maintain Moventis’ current operating cost structure and, over time, gain operating leverage as additional acquired companies generate incremental revenues and EBITDA. He also reiterated the Company’s strategy for building value for Moventis shareholders, “As for realizing value for Moventis shareholders, we expect to benefit from improving results on a consolidated basis, which of course would include any companies in our acquisition portfolio. However, we also intend to enhance shareholder value through higher public-market multiples by considering alternatives such as a sale, merger, IPO, or recapitalization of each or any of those private companies as opportunities may arise.”

“With that in mind, we feel that continuing to provide separate selected financial data for our portfolio companies, albeit on a non-GAAP basis, will give shareholders a better view of the financial performance of these assets and therefore valuation potential,” Ponuick said.

The financial measures provided in this release are in accordance with US GAAP, unless identified as non-GAAP. EBITDA, defined as earnings before interest, taxes, depreciation and amortization is a non-GAAP measure that management believes provides meaningful supplemental information regarding the financial performance of the Company. Management also believes providing EBITDA for its recently acquired subsidiary, PTL Electronics, may be used by certain investors as one measure of the financial performance of those assets. Reconciliation of EBITDA for the Company and PTL Electronics to the nearest comparable GAAP measure of Net Income is provided below:

Reconciliation of EBITDA to Net Income	3 Months Ended December 31, 2006 (CONSOLIDATED)	3 Months Ended December 31, 2006 (PTL ELECTRONICS)
EBITDA	$229,180.00	$432,623.00
Less: Interest	($74,860.00)	($32,967.00)
Depreciation & Amortization	($107,042.00)	($45,012.00)
Taxes	--	--
Net Income (GAAP)	$47,278.00	$354,644.00

About Moventis Capital

Moventis Capital, a Delaware corporation, is a publicly traded acquisition and growth management company that seeks to acquire quality, established small and medium-sized enterprises (SMEs) and provide resources and management to improve growth and enhance valuations. Moventis intends to capitalize on an underserved market of successful SMEs, primarily privately held, that do not meet the size or industry requirements of many acquisition and investment firms. For more information, visit www.moventiscapital.com.

Safe Harbor

Statements contained in this release that are not historical facts are forward-looking statements that involve risks and uncertainties. Among the important factors which could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, those discussed in “Risk Factors” in the Company’s Forms 10-KSB, Forms 10-QSB, and other filings with the U.S Securities and Exchange Commission. Such risk factors include, but are not limited to: uncertainty regarding the Company's ability to realize its business objectives, make acquisitions, and realize higher value for shareholders. Actual results that the Company achieves may differ materially from any forward-looking statements due to such risks and uncertainties. The Company does not intend to revise, or update publicly, any forward-looking statements for any reason.

Consolidated Operating Results (in US dollars)
(unaudited prepared by management)

Revenues	$3,694,909	$ --
Cost of sales	$3,071,607	$ --
Gross profit	$623,303	$ --

Total operating expenses	($394,123)	($139,302)
Interest, depreciation, amortization	($181,902)	($39,674)
Net earnings before tax	$47,278	($178,976)

Net earnings for period	$47,278	($178,976)

Net earnings per share	($0.00)	($0.01)

Weighted-average number of shares outstanding:
Basic	26,984,520	23,129,166
Diluted	31,452,657	25,844,166